UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Transocean Ltd.
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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 16, 2018

This proxy statement supplement dated December 20, 2017 (“Proxy Supplement”), supplements the definitive proxy statement (which we refer to as the “Proxy Statement”) of the Board of Directors of Transocean Ltd. (“Transocean,” the “Company”, “we” or “us”) filed with the Securities and Exchange Commission on December 15, 2017 and related to the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) of Transocean to be held on January 16, 2018 at 5:00 p.m., Swiss time, at our offices at Turmstrasse 30, CH 6300, Zug, Switzerland.  Capitalized terms used in this Proxy Supplement and not otherwise defined have the meanings assigned to such terms in the Proxy Statement.

Extension of the Long Stop Date

On August 13, 2017, Transocean Ltd. entered into a Transaction Agreement (as amended, the “Transaction Agreement”) with Songa Offshore SE (“Songa Offshore”) pursuant to which we are offering to acquire all of the issued and outstanding shares (on a fully diluted basis) (the “Songa Shares”) of Songa Offshore (the “Combination”) through a voluntary tender offer (the “Offer”) in exchange for consideration per Songa Share consisting of (i) 0.35724 newly issued shares of Transocean, par value CHF 0.10 per share, and (ii) USD 2.99726 principal amount of 0.5% Exchangeable Senior Bonds due 2023, which are exchangeable into shares of Transocean, par value CHF 0.10 per share, to be issued by Transocean Inc. (“TINC”), an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Transocean.  In connection with its entry into the Transaction Agreement, Transoceean also entered into irrevocable pre-acceptance agreements (the “Pre-Acceptance Agreements”) with certain of Songa Offshore’s existing shareholders, pursuant to which such parties unconditionally agreed to exchange all of their respective shares of Songa Offshore in the public voluntary exchange offer contemplated by the Transaction Agreement.  Under the terms of the Transaction Agreement and the Pre-Acceptance Agreements, if the Offer has not been announced unconditional by the January 31, 2018 at 16:30 p.m. (CET) (the “Long Stop Date”), the Offer shall lapse and any tendered shares shall be released by Transocean, provided, however, that the Long Stop Date may be extended at the election of Transocean one time for no more than a total of 25 U.S. business days to the extent deemed necessary, at Transocean’s sole discretion, for the purpose of soliciting additional proxies from shareholders for the election at the Extraordinary General Meeting of the Perestroika Designee.

On December 19, 2017, Transocean and Songa Offshore entered into an amendment to the Transaction Agreement and each of the Pre-Acceptance Agreements extending the Long Stop Date to February 15, 2018 at 23:59 p.m. (CET).  If the Offer has not been announced unconditional by 23:59 p.m. (CET) on February 15, 2018, the Offer shall lapse and any tendered shares shall be released by Transocean.

Summary of the Independent Statement of ABG Sundal Collier ASA

Due to the fact that the Offer is initiated by Transocean in agreement with the Songa Board, the Oslo Stock Exchange has instructed and requires Songa Offshore to engage an independent advisor to issue a statement regarding the Offer pursuant to Section 6 16 (4) of the Norwegian Securities Trading Act. Therefore, Songa Offshore has engaged ABG Sundal Collier ASA to issue such independent statement on behalf of Songa Offshore.

On December 20, 2017 ABG Sundal Collier ASA (“ABG Sundal Collier”) rendered its independent statement to the Songa Board, that, as of that date and based upon and subject to the various assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by ABG Sundal Collier as set forth in the independent statement, the consideration to be paid by Transocean in the conditional Offer to acquire all outstanding shares in Songa Offshore set forth in the combined offer document and prospectus prepared by Transocean dated December 20, 2017 was fair, from a financial point of view, to the shareholders of Songa Offshore.

The independent statement speaks only as of the date and the time it was rendered and not as of the time the Offer may be completed or any other time. The independent statement does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, among other things, of Songa Offshore, Transocean or the trading price of Songa Offshore’s shares or Transocean’s shares, which are factors on which ABG Sundal Collier’s independent statement was based. ABG Sundal Collier has no obligation and assumes no responsibility for updating, revising or reaffirming any aspect of the independent statement after the delivery of the independent statement.

The full text of ABG Sundal Collier’s independent statement, dated December 20, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the scope of review undertaken by ABG Sundal Collier in rendering its independent statement, is incorporated by reference into this Proxy Supplement and attached as Annex A hereto.

Detailed information about the Offer is set out in the combined offer document and prospectus from Transocean dated December 20, 2017. ABG Sundal Collier recommends shareholders of Songa Offshore to carefully study the information given in the offer document.

The Songa Board has a duty under section 6‑16 (1) of the Norwegian Securities Trading Act (the “STA”) to issue a statement setting out its assessment of the Offer and the reasons on which it is based, including its views on the effects of the implementation of the Offer on the interests of Songa Offshore, including the effect, if any, of the strategic plans by the offeror on employment and the location of the Songa Offshore’s place of business.

In accordance with section 6‑16 (4) of the STA, the Oslo Stock Exchange has required that such statement regarding the Offer is issued by an independent advisor on behalf of Songa Offshore.

ABG Sundal Collier has been engaged by Songa Offshore to prepare a statement on behalf of Songa Offshore in accordance with section 6‑16 (4) of the STA. The Oslo Stock Exchange has approved ABG Sundal Collier to provide the independent statement.

The summary of the ABG Sundal Collier independent statement set forth in this Proxy Supplement is qualified in its entirety by reference to the full text of the independent statement attached as Annex A hereto. Songa Offshore shareholders are urged to read the ABG Sundal Collier independent statement carefully and in its entirety. ABG Sundal Collier provided its independent statement for the Songa Board as required by Section 6‑16 (4) of the STA. The independent statement only addressed the fairness, from a financial point of view, to Songa Offshore’s shareholders of the consideration to be paid by Transocean in the Offer and did not address any other aspect or implication (financial or otherwise) of the Combination other than certain matters set forth above as required by the STA. The ABG Sundal Collier independent statement is not intended to be and shall not constitute a recommendation to the shareholders of Songa Offshore as to whether to tender their shares in the Offer from Transocean or not, nor how any Transocean shareholder should vote with respect to the proposed Combination, and each shareholder of Songa Offshore and Transocean remains solely responsible for his/her own decisions.

In connection with rendering the independent statement described above and performing its related financial analyses, ABG Sundal Collier reviewed and considered, among other things:

(i)	the combined offer document and prospectus dated December 20, 2017;
(ii)	the Transaction Agreement;
(iii)	certain reports, presentations and communications from Songa Offshore and Transocean;
(iv)	the reported price and trading activity for Songa Offshore’s shares and Transocean’s shares;
(v)	certain publicly available research analyst reports for Songa Offshore and Transocean;
(vi)	certain financial and stock market information for Songa Offshore and Transocean compared with similar information for certain other companies, the securities of which are publicly traded;

(vii)	the financial terms of certain other business acquisitions and combinations deemed to be relevant;
(viii)

certain internal financial analyses and forecasts for Transocean prepared by its management, as provided by Songa Offshore to ABG Sundal Collier and approved for ABG Sundal Collier’s use by Songa Offshore;

(ix)	certain information, input and discussions with Songa Offshore concerning Songa Offshore and the analysis undertaken by ABG Sundal Collier; and
(x)	such other financial analyses, studies and matters considered appropriate by ABG Sundal Collier.

For purposes of rendering its independent statement, ABG Sundal Collier, with Songa Offshore’s consent, relied upon, and assumed, without independent verification upon the accuracy and completeness of all of the financial and other information provided to ABG Sundal Collier by Songa Offshore or Transocean for purposes of preparing the independent statement. ABG Sundal Collier has also relied upon and assumed the accuracy, completeness and fairness of all the financial and other information that has been provided to the public by Songa Offshore and Transocean. ABG Sundal Collier have not conducted any independent verification of the information in the combined offer document and prospectus dated December 20, 2017.

In addition, with the consent of Songa Offshore, ABG Sundal Collier has not made an independent evaluation or appraisal of the assets and liabilities of Songa Offshore, Transocean or any subsidiary or affiliate thereof and ABG Sundal Collier has not been furnished with any such evaluation or appraisal, nor has ABG Sundal Collier made any physical inspection or technical evaluation of the assets.

ABG Sundal Collier also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Combination will be obtained without any adverse effect on Songa Offshore or Transocean in any way meaningful to its analysis. ABG Sundal Collier has assumed that the Combination will be consummated on the terms set forth in the combined offer document and prospectus, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

ABG Sundal Collier’s independent statement does not address the relative merits of the Combination as compared to any other strategic alternatives that may be available to Songa Offshore; nor did it address any legal, regulatory, tax or accounting matters. ABG Sundal Collier’s independent statement addressed only the fairness from a financial point of view, as of the date of the independent statement, of the consideration to be paid by Transocean in the conditional Offer to acquire all outstanding shares in Songa Offshore. ABG Sundal Collier’s independent statement does not express any view on, and ABG Sundal Collier’s independent statement does not address, any other terms or aspects of the Offer or any terms or aspects of any other agreement contemplated by the Offer or entered into or amended in connection with the proposed Combination, or the fairness of the Offer to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Songa Offshore. ABG Sundal Collier’s independent statement did not express any opinion as to the prices at which the shares or other securities of Songa Offshore or Transocean would trade at any time.

ABG Sundal Collier has based its work on information available and market conditions as at the date of the independent statement. ABG Sundal Collier’s independent statement is necessarily based upon economic, market and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date of the independent statement. It should be understood that subsequent developments may affect the independent statement, and ABG Sundal Collier do not have any obligation to update, revise, or reaffirm this statement.

The following is a summary of certain financial analyses reviewed by ABG Sundal Collier in connection with the rendering of its independent statement to the Songa Board on December 20, 2017. The summary does not contain all of the financial data or considerations holders of Songa Offshore shares may want or need for purposes of making an independent determination of fair value. Songa Offshore shareholders are encouraged to consult their own financial and other advisors before making any investment decision in connection with the Offer. The analyses summarised below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis could create a misleading or incomplete view of ABG Sundal Collier’s analyses.

Financial Analyses with Respect to Songa Offshore

Discounted Cash Flow Analysis

ABG Sundal Collier performed a discounted cash flow analysis of Songa Offshore by calculating the estimated net present value of the projected after-tax, unlevered, free cash flow of Songa Offshore through to the estimated end of the useful life of Songa Offshore’s existing offshore rig fleet, based on a financial model developed by ABG Sundal Collier using publicly available information and additional input from the management of Songa Offshore and other assumptions. The projected revenues in the ABG Sundal Collier model are based on the reported annual firm backlog in Songa Offshore, as no future revenues were assumed from the three oldest rigs in the fleet which are currently idle. The operating costs were based on the most recent reported operating cost per day levels with an assumed annual cost escalation of 2% per day. The useful life of Songa Offshore’s Cat D rigs were assumed to be 30 years. ABG Sundal Collier applied a set of discount rates, which were based on estimates of Songa Offshore’s weighted average cost of capital, ranging from 7.8% to 12.1%, based on an average cost of debt of 5.2%, an equity risk premium of 6.0% and betas ranging from 1.5 – 2.33, for the estimated cash flows generated over different periods by each Songa Offshore rig, distinguishing whether the cash flow of a given offshore rig over a given period was generated under the terms of the firm contract period of Songa Offshore’s Cat D drilling contracts with Statoil on the Norwegian Continental Shelf, the option period in the Statoil contracts, or in the spot market. The estimated cash flow generated under the firm contract period with Statoil was discounted using the lowest discount rate in the range above and the estimated future cash flow generated in the spot market was discounted using the highest discount rate in the range above, reflecting higher risk related to projected cash flow in the spot market. ABG Sundal Collier considered variations in key assumptions, such as estimated future dayrates for offshore rigs, economic uptime, operating costs, capital expenditures, reactivation of currently idle rigs and exercise of existing contract options, and discounted the estimated cash flow generated under each scenario. The discounted cash flow analysis for Songa Offshore, based on the above-mentioned analysis, indicated a range of implied values per Songa Offshore share from NOK 36.60 to NOK 49.60 on a fully diluted basis, as compared to the implied consideration (“Implied Consideration”) of NOK 47.50 per share of Songa Offshore. Variations in key assumptions believed to be reasonable did not change the analysis. The Implied Consideration is based on the closing price of the Transocean shares on the New York Stock Exchange (NYSE) on August 14, 2017, the last trading day prior to the public announcement of the Transaction Agreement, and the nominal value of the Exchangeable Bonds using the USD/NOK closing exchange rate as determined by Norges Bank as of August 14, 2017.

Historical Exchange Ratio Analysis

ABG Sundal Collier reviewed the historical trading prices for the Songa Offshore shares and the Transocean shares and calculated the historical exchange ratios over various periods from March 15, 2016, the date of the public announcement of a comprehensive refinancing of Songa Offshore, to August 14, 2017, the last trading day before public announcement of the Transaction Agreement, by first dividing the closing price per share of Songa Offshore on each trading day during the period by the closing price per share of Transocean on the same trading day taking into account the respective daily USD/NOK exchange rate, applying the daily exchange rate provided by Factset and subsequently calculating the arithmetic average of these daily historical exchange ratios over such periods (which is referred to in this section as the “average exchange ratio” for such period). The following table summarises the results of this analysis:

Time period	Average exchange ratio
15‑Mar‑2016 to 14‑Aug‑2017 average	0.31x
Last 12 months average as of 14‑Aug‑2017	0.31x
Year-to-date average as of 14‑Aug‑2017	0.35x
Last 60 days average as of 14‑Aug‑2017	0.48x
Last 30 days average as of 14‑Aug‑2017	0.50x
Closing price as of 14‑Aug‑2017	0.51x
Implied exchange ratio as of 14‑Aug‑2017(1)	0.71x
(1)

The implied exchange ratio is based on the value of the Implied Consideration, equivalent to NOK 47.5 per Songa Offshore share as at August 14, 2017, and the Transocean closing share price as at August 14, 2017.

1.	Broker Target Price Analysis

ABG Sundal Collier reviewed publicly available equity research analyst share price targets for Songa Offshore prior to public announcement of the Transaction Agreement on August 15, 2017. Of the share price targets published after June 1, 2017, the share price targets for Songa Offshore ranged from NOK 15.00 per share to NOK 45.00 per share with a mean target price of NOK 34.30 per share. Following the date of the announcement of the Transaction Agreement, no public target price for the Songa Offshore shares, published after the announcement of the Transaction Agreement, has exceeded the Implied Consideration.

2.	Precedent Bid Premium Analysis

ABG Sundal Collier reviewed the historical trading prices and volumes for the Songa Offshore shares and calculated the historical volume-weighted average price (“VWAP”) per share and the corresponding implied premium based on to the Implied Consideration of NOK 47.50 per Songa Offshore share. The following table summarises the results of this analysis:

Time period	VWAP	Premium
15‑Mar‑2016 to 14‑Aug‑2017 average	NOK 26.22	81.2%
Last 12 months average as of 14‑Aug‑2017	NOK 26.59	78.4%
Year-to-date average as of 14‑Aug‑2017	NOK 31.78	49.4%
Last 60 days average as of 14‑Aug‑2017	NOK 33.47	41.9%
Last 30 days average as of 14‑Aug‑2017	NOK 34.53	37.6%
14‑Aug‑2017	NOK 34.41	38.0%

ABG Sundal Collier then reviewed, based on publicly available information from a database provided by MergerMarket, bid premiums in 147 tender offers for publicly listed companies in the Nordic countries in the period from 2004 to 2017. The arithmetic average bid premium to the last trading price before announcement of the respective transactions was 30.7%, compared to the bid premium of 39.7% offered by Transocean for the Songa Offshore shares, based on the Implied Consideration and the closing price for the Songa Offshore shares as at August 14, 2017, the last trading day prior to the public announcement of the Transaction Agreement. Of the 147 tender offers for publicly listed companies in the Nordic countries in the period from 2004 and 2017, six transactions involved offshore drilling companies. The arithmetic average bid premium for these six offshore drilling tender offers was 40.3%.

Moreover, ABG Sundal Collier conducted a similar analysis, based on publicly available information from a database provided by MergerMarket, on 3,898 tender offers for publicly listed companies in the U.S. with market capitalisation equal to or greater than USD 500 million in the period from 2004 to 2016. The arithmetic average bid premium for tender offers where the consideration to the shareholders in the acquired company comprised 100% cash was 32%, and the arithmetic average bid premium for tender offers where the consideration to the shareholders in the acquired company comprised 100% common stock in the acquiring company was 17%.

Similarly, ABG Sundal Collier reviewed bid premiums in recent mergers and acquisitions in the oil services industry. The following transactions were reviewed:

•	Ensco plc - Atwood Oceanics, Inc., announced in May 2017
•	John Wood Group PLC - Amec Foster Wheeler plc, announced in March 2017
•	GE Oil & Gas - Baker Hughes Inc., announced in October 2016
•	Technip SA - FMC Technologies Inc., announced in May 2016
•	Schlumberger Limited - Cameron International Corporation, announced in August 2015

The bid premiums in the above-mentioned transactions ranged from 11% to 56%. Although none of the precedent transactions considered by ABG Sundal Collier is fully comparable to the proposed Combination and bid premiums can vary significantly depending on the situation, the precedent transactions considered above were chosen because they involved publicly traded companies in the oil services industry.

Trading Multiple Analysis

ABG Sundal Collier reviewed and compared certain financial information for Songa Offshore to corresponding financial information, ratios and multiples for the following publicly traded companies in the offshore drilling industry (which are collectively referred to in this section as the “Selected Offshore Drilling Companies”):

•	Atwood Oceanics, Inc.
•	Diamond Offshore Drilling, Inc.
•	Ensco plc
•	Noble Corporation plc
•	Odfjell Drilling Ltd.
•	Rowan Cos. Plc
•	Transocean Inc.

Although none of the Selected Offshore Drilling Companies is fully comparable to Songa Offshore, and trading multiples and ratios in the offshore drilling industry can vary significantly depending on factors such as, but not limited to, the remaining useful life of the assets, current contract backlog and level of financial leverage, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to the operations of Songa Offshore.

Additionally, certain other publicly traded offshore drilling companies were reviewed, but for various reasons (such as lack of available consensus estimates or ongoing financial restructuring efforts) not included by ABG Sundal Collier in the Selected Offshore Drilling Companies.

ABG Sundal Collier also compared various financial multiples and ratios, which were calculated using the applicable closing prices on August 14, 2017, the last trading day prior to public announcement of the Transaction Agreement. The multiples and ratios for each of the Selected Offshore Drilling Companies were based on the most recent publicly available information and consensus forecast estimates available in Factset. With respect to Songa Offshore and the Selected Offshore Drilling Companies, ABG Sundal Collier calculated multiples of EV to EBITDA for the calendar years 2017, 2018 and 2019. The following table summarises the results of this analysis, based on publicly available information and consensus forecast estimates available in Factset:

EV / EBITDA
	2017E	2018E	2019E
Songa Offshore based on the Implied Consideration	7.8x	7.7x	7.8x
Songa Offshore based on closing price 14‑Aug‑2017	7.1x	7.0x	7.1x
Transocean based on closing price 14‑Aug‑2017	6.3x	8.6x	10.4x
Selected Offshore Drilling Companies (median)	6.4x	8.7x	10.4x

Financial Analyses with Respect to Transocean

ABG Sundal Collier reviewed certain publicly available information as well as certain forecasts for Transocean provided by the management of Transocean for the purpose of assessing the consideration to be paid by Transocean to the shareholders of Songa Offshore. The scope of the analyses was limited to assessing the Transocean share and the Transocean Senior Unsecured Exchangeable Bond as a means of consideration. In connection with the above-mentioned scope, ABG Sundal Collier also reviewed the liquidity projections in the forecasts provided by the management of Transocean and liquidity projections in publicly available equity research analyst reports for Transocean.

ABG Sundal Collier reviewed publicly available equity research analyst share price targets for Transocean. Of the share price targets updated after June 1, 2017, the share price targets ranged from USD 7.0 per share to USD 21.0 per share with a mean share price target of USD 10.7 per share on August 14, 2017. As at the date of the independent statement, the share price targets published after June 1, 2017 ranged from USD 7.0 per share to USD 20.0 per share with a mean share price target of USD 11.0 per share.

ABG Sundal Collier reviewed the historical trading prices and financial ratios for Transocean. ABG Sundal Collier calculated the current and the historical arithmetic average EV to the equity research analyst consensus forecast for EBITDA to be generated over the next 12 months ratio (which is referred to in this section as “EV / NTM EBITDA”) over various periods in time. The average EV / NTM EBITDA multiple in the period from 15‑Aug‑2012 to 14‑Aug‑2017 was 6.8x, compared to 7.3x as at August 14, 2017.

ABG Sundal Collier calculated the theoretical fair value of the Transocean Senior Unsecured Exchangeable Bond. Based on an assumed credit spread of 650 basis points for Transocean, 5 year USD swap rate of 1.8% and an assumed volatility range of the Transocean shares from 35% to 40%, the theoretical fair value of the Senior Unsecured Exchangeable Bond was estimated to be from 97.5% to 100.4% of the nominal value based on the Transocean closing price as at August 14, 2017.

Miscellaneous

ABG Sundal Collier, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The preparation of an independent statement is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying ABG Sundal Collier’s independent statement. When preparing the independent statement, ABG Sundal Collier considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, ABG Sundal Collier made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, ABG Sundal Collier considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Songa Offshore and Transocean. The estimates of the future performance of Songa Offshore or Transocean in or underlying ABG Sundal Collier’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favourable than those estimates or those suggested by ABG Sundal Collier’s analyses. These analyses were prepared solely as part of ABG Sundal Collier’s analysis of the fairness, from a financial point of view, of the consideration to be paid by Transocean to the holders of Songa Offshore shares. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be ABG Sundal Collier’s view of the actual values of Songa Offshore or Transocean.

The type and amount of consideration payable in the Combination was determined through negotiations between Songa Offshore and Transocean, rather than by any financial advisor, and was approved by the Songa Offshore Board. The decision to enter into the Transaction Agreement with Transocean was solely that of Songa Offshore. As described above, ABG Sundal Collier’s independent statement and analyses were only one of many factors considered by the Songa Offshore Board in its evaluation of the Offer and should not be viewed as determinative of the views of the Songa Board or management with respect to the Combination or the consideration to be paid to the holders of Songa Offshore shares.

Songa Offshore selected ABG Sundal Collier as advisor based on ABG Sundal Collier’s reputation, experience and familiarity with Songa Offshore and its business. Songa Offshore has agreed to pay ABG Sundal Collier for its services in connection with the Combination a fee of USD 900,000. The fee is not contingent on closing of the Combination and is independent of the conclusion of the independent statement. Songa Offshore also has agreed to reimburse ABG Sundal Collier for its expenses arising in connection with ABG Sundal Collier’s engagement and to indemnify ABG Sundal Collier against certain liabilities that may arise, out of ABG Sundal Collier’s engagement.

In the ordinary course of ABG Sundal Collier’s business, ABG Sundal Collier may actively trade Songa Offshore and Transocean shares and other securities of Songa Offshore and Transocean for ABG Sundal Collier’s own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

ABG Sundal Collier and its affiliates have in the past provided, and in the future may provide, investment banking and other financial services to Songa Offshore not related to the Combination. During the two-year period prior to the date of the independent statement, ABG Sundal Collier acted as financial advisor to Songa Offshore in connection with a refinancing in 2016, including acting as joint lead manager for a new convertible bond issue and an equity issue. In the two years preceding the date of the independent statement, ABG Sundal Collier derived aggregate revenues from Songa Offshore of approximately USD 3.1 million for investment banking services

Additional Information

We cannot complete the Combination unless each of four agenda items described in the Proxy Statement is approved by our shareholders.  The Transocean Board continues to recommend that you vote FOR the approval of each of the agenda items to be considered at the Extraordinary General Meeting as described in the Proxy Statement.

Shareholders who have already submitted proxies for the Extraordinary General Meeting may revoke them by (1) submitting a properly completed and executed proxy card with a later date and timely delivering it either directly to the independent proxy or to Vote Processing, c/o Broadridge at the addresses indicated in the Proxy Statement, (2) Giving written notice of the revocation prior to the Extraordinary General Meeting to Vote Processing, c/o Broadridge, at the addresses indicated in the Proxy Statement; or (3) appearing at the meeting, notifying the independent proxy, with respect to proxies granted to the independent proxy, and voting in person.  Proxies which have already been submitted, and which are not subsequently revoked or changed as described above, will be voted at the Extraordinary General Meeting as indicated.  Detailed information regarding voting procedures can be found in the Proxy Statement.

Except as described in this Proxy Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Proxy Supplement differs from information disclosed in the Proxy Statement, the information in this Proxy Supplement applies. The Proxy Statement, together with this Proxy Supplement, have been filed with the SEC and are also available for viewing on the on the Internet at www.proxyvote.com or www.deepwater.com/investorrelations/financial-reports. We will furnish a copy of this Proxy Supplement to any shareholder by mail upon request. All requests should be made in writing and directed to Transocean Ltd., Investor Relations, 4 Greenway Plaza, Houston, Texas 77046 U.S.A.

ANNEX A

INDEPENDENT STATEMENT OF ABG SUNDAL COLLIER ASA

The Board of Directors of Songa Offshore SE

P.O. Box 54023

3720 Limassol

Cyprus

Oslo, 20 December 2017

Independent statement in accordance with section 6-16 of the Norwegian Securities Trading Act

1.Background and introduction

On 13 August 2017, Transocean Ltd. (“Transocean”) and Songa Offshore SE (“Songa Offshore” or the “Company”) entered into a transaction agreement (the “Transaction Agreement”), which was announced on 15 August 2017 (the “Transaction Announcement”), whereby the parties agreed to seek to complete a business combination, to be effected by Transocean (itself or through a wholly owned subsidiary) making a recommended public voluntary exchange offer for all outstanding shares in Songa Offshore (the “Offer”).

Transocean will launch the Offer on 21 December 2017. Transocean, on behalf of itself and through its direct wholly owned subsidiary, Transocean Inc, will offer to exchange each Songa Offshore share (on a fully diluted basis, including Songa Offshore shares issued by exercise of warrants or restricted share units, or conversion of Songa Offshore’s convertible bonds) for a consideration (the “Consideration”) consisting of 0.35724 newly issued registered shares of Transocean (the “Consideration Shares”), each with a par value of 0.10 Swiss franc (“CHF”), and USD 2.99726 principal amount of 0.5% Exchangeable Senior Bonds due 2022, which are exchangeable into shares of Transocean, par value CHF 0.10 per share (the “Exchangeable Bonds”), to be issued by Transocean Inc, a wholly owned subsidiary of Transocean. As part of the Offer, each Songa Offshore shareholder may instead elect to receive an amount in cash of NOK 47.50 per Songa Offshore share up to a maximum of NOK 125,000 per shareholder (the “Cash Election”) in lieu of some or all of the Consideration Shares and Exchangeable Bonds such shareholder would otherwise be entitled to receive in the Offer. The offer period will commence on   21 December 2017 and will end on 23 January 2018 at 16:30 CET, subject to any extension by Transocean (the “Offer Period”).

On the basis of the closing price of the Transocean shares on the New York Stock Exchange (NYSE) on 14 August 2017, the last trading day prior to the announcement of the Transaction Agreement, and the nominal value of the Exchangeable Bonds, the implied consideration being paid in the Offer is NOK 47.50 for each Songa Offshore share using the USD/NOK closing exchange rate as determined by Norges Bank as of 14 August 2017 (the “Implied Consideration”). The aggregate amount of Consideration paid to each Songa Offshore shareholder participating in the Offer shall be comprised, as near as possible, of 50% Consideration Shares and 50% Exchangeable Bonds, with any exercise by such shareholder of the Cash Election being deducted first from the aggregate number of Exchangeable Bonds issued to such shareholder and second to the aggregate number of Consideration Shares issued to such shareholder. The Consideration Shares and the Exchangeable Bonds shall be listed in the U.S.

The Offer is the first step in Transocean’s plan to acquire all outstanding shares in Songa Offshore. If the Offer is completed and Transocean acquires Songa Offshore shares representing 90% (on a fully diluted basis) or more of the outstanding shares of the Company, Transocean has stated that, as soon as practicable following the completion of the

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Offer, it intends to initiate a compulsory acquisition (squeeze-out) of the remaining Songa Offshore shares not directly owned by Transocean pursuant to article 36 of the Cyprus Takeover Bids Law (L.41(I)/2007) as amended.

Detailed information about the Offer is set out in the combined offer document and prospectus (the “Offer Document”) from Transocean dated 20 December 2017. ABG Sundal Collier strongly recommends shareholders of Songa Offshore to carefully study the information given in the Offer Document.

The Board of Directors of Songa Offshore has a duty under section 6-16 (1) of the Norwegian Securities Trading Act (“STA”) to issue a statement setting out its assessment of the Offer and the reasons on which it is based, including its views on the effects of the implementation of the Offer on the interests of the Company, including the effect, if any, of the strategic plans by the offeror on employment and the location of the Company's place of business.

In accordance with section 6-16 (4) of the STA, the Oslo Stock Exchange has required that such statement regarding the Offer is issued by an independent advisor on behalf of the Company.

ABG Sundal Collier ASA (“ABG Sundal Collier”) has been engaged by Songa Offshore to provide a statement on behalf of the Company in accordance with section 6-16 (4) of the STA. The Oslo Stock Exchange has approved ABG Sundal Collier to provide the statement.

ABG Sundal Collier has based its work on information available and market conditions as at the date of this statement. Our assessment is necessarily based upon economic, market and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. This statement does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, among other things, of Songa Offshore, Transocean or the trading price of Songa Offshore’s shares or Transocean’s shares, which are factors on which this statement was based. It should be understood that subsequent developments may affect this statement, and we do not have any obligation and assume no responsibility for updating, revising, or reaffirming any aspect of this statement.

2.The transaction timeline and shareholder undertakings

In March 2017, the Board of Directors of Songa Offshore was approached by representatives of Transocean to explore the opportunity to combine the businesses of Songa Offshore and Transocean. In June 2017, Transocean, Songa Offshore and their respective legal and financial advisors engaged in extensive discussions and negotiations regarding the potential business combination, and Transocean conducted an initial due diligence on Songa Offshore.

On 13 August 2017, Transocean and Songa Offshore entered into the Transaction Agreement, which was announced in the Transaction Announcement on 15 August 2017.

On 14 and 15 August 2017, Transocean obtained irrevocable undertakings from Songa Offshore shareholders, including Perestroika AS, Songa Offshore’s largest shareholder, and members of the Board of Directors (as further described below), representing in aggregate approximately 76.5% of the outstanding shares in the Company on a fully diluted basis (all outstanding shares in the company after the exercise of warrants and options and conversion of convertible bonds) to tender their Songa Offshore shares in the Offer.

These undertakings also apply to any Songa Offshore shares that these shareholders may acquire before the end of the Offer Period. These pre-acceptances cannot be withdrawn as a result of a superior offer from a third party. Perestroika AS has also agreed that it will not sell, transfer, encumber or otherwise dispose of the Consideration Shares for a period until 15 August 2018. This lock-up shall not apply to any shares that Perestroika acquires through exchange of Exchangeable Bonds. The Cash Election was not available to the pre-accepting shareholders.

On 21 December 2017, Transocean will launch the Offer and publish the Offer Document.

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3.Methodology

In connection with this statement, ABG Sundal Collier has reviewed and considered among other things:

(i)	The Offer Document dated 20 December 2017;
(ii)	the Transaction Agreement, dated 13 August 2017;
(iii)	certain reports presentations and communications from the Company and Transocean;
(iv)	the reported price and trading activity for the Company's shares and Transocean’s shares;
(v)	certain publicly available research analyst reports for the Company and Transocean;
(vi)	certain financial and stock market information for the Company and Transocean compared with similar information for certain other companies, the securities of which are publicly traded;
(vii)	the financial terms of certain other business acquisitions and combinations that we have deemed to be relevant;
(viii)	certain internal financial analyses and forecasts for Transocean prepared by its management, as provided by Songa Offshore to us and approved for our use by the Company;
(ix)	certain information, input and discussions with Songa Offshore concerning the Company and the analysis undertaken by us; and
(x)	such other financial analyses, studies and matters that we considered appropriate.

We have, with Songa Offshore’s consent, relied on, and assumed, without independent verification upon the accuracy and completeness of all of the financial and other information provided to us by Songa Offshore and Transocean for purposes of preparing this statement. We have also relied upon and assumed the accuracy, completeness and fairness of all financial and other information that has been provided to the public by Songa Offshore and Transocean.

We have not conducted any independent verification of the information contained in the Offer Document, but have assumed its accuracy and completeness, and that no information is misleading or withheld. In addition, with Songa Offshore’s consent, we have not made an independent evaluation or appraisal of the assets and liabilities of Songa Offshore, Transocean or any subsidiary or affiliate thereof and we have not been furnished with any such evaluation or appraisal, nor have we made any physical inspection or technical evaluation of the assets.

ABG Sundal Collier has not evaluated any tax, accounting or legal issues in relation to the Offer. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the combination will be obtained without any adverse effect on Songa Offshore or Transocean in any way meaningful to our analysis. ABG Sundal Collier has assumed that the combination will be consummated on the terms set forth in Offer Document, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

4.Impact on the Company and its employees

In the Offer Document, Transocean states that the combination with Songa Offshore is an excellent strategic fit for Transocean. Transocean also anticipates the business combination to result in annual cost and operational synergies of approximately USD 40 million, of which some is expected to arise from savings in general and administrative costs and streamlining of the combined operations. Although Transocean has as of the date of this statement not determined the organisational structure of the combined entity, the business combination may affect the total number of employees in

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the combined group, and as a consequence employees currently employed by Songa Offshore, as well as place of work for Songa Offshore’s employees and the location of offices. Transocean states that it expects that the business combination will create one of the leading players in the harsh environment and ultra-deepwater drilling sector and therefore also create significant opportunities for the employees of the combined group. The Transaction Agreement also states that Songa Offshore and Transocean have discussed the future strategy of the Songa Offshore assets and organisation, with the intention for the combined company to establish a harsh environment center of excellence in Norway to serve the North Sea and other external harsh environment markets.

5.Views of the Board

All members of the Board of Directors who own shares in the Company, directly or indirectly, have entered into irrevocable undertakings to tender their Songa Offshore shares in the Offer. The Board of Directors has made a statement, included in the Offer Document, and supported by a fairness opinion from ABG Sundal Collier, recommending that shareholders of the Company tender their Songa Offshore shares in the Offer. The recommendation is supported by all six members of the Board. In addition, members of the Company’s executive management team have entered into irrevocable undertakings to tender their Songa Offshore shares in the Offer.

According to Transocean, no payments, special advantages or prospects of special advantages of any kind have been or will be offered by Transocean to the management and / or the Board of Directors of Transocean or Songa Offshore or any of their subsidiaries in connection with the Offer (other than receiving the Consideration, if they are shareholders of Songa Offshore and accept the Offer in their capacity as shareholders).

6.Assessment of the Offer – summary

Songa Offshore’s current earnings are solely derived from four Cat D semisubmersible drilling rigs operating on the Norwegian Continental Shelf under long-term drilling contracts with Statoil (the “Statoil Contracts”). The Cat D rigs were delivered from the yard in the period from July 2015 to March 2016. The Statoil Contracts have an average remaining duration of 5.8 years, which gives the Company a strong order backlog and relatively high degree of visibility with respect to projected earnings during the contract period. The Statoil Contracts also include options for Statoil to extend the contracts (up to 12 years for each of the Cat D rigs through four three year options).

The Company owns and operates three older semisubmersible drilling rigs (the “Legacy Rigs”). All three of the Legacy Rigs are currently idle and will require a periodic Special Periodic Survey (“SPS”) between 2017 and 2022 in order to take on new drilling contracts on the Norwegian Continental Shelf, which may require significant investments in each of the Legacy Rigs. In the current challenging market environment characterised by limited demand for and excess supply of semisubmersible drilling rigs, it is uncertain whether the Legacy Rigs will contribute positively to Songa Offshore’s earnings unless the market for drilling rigs improves.

Due to the long-term nature of the Statoil Contracts, we have noted that Songa Offshore is projected to maintain relatively stable earnings from its four Cat D rigs over the next 6 years, depending on the Company’s ability to maintain a high operating and earnings efficiency for the Cat D rigs.

Songa Offshore has per 30 June 2017 debt obligations with outstanding principal of USD 2,244 million (total bank loans and other facilities including derivative financial instruments as reported by the Company), which matures in the period 2017-2021.

The Implied Consideration is within our valuation range for the Songa Offshore shares based on a discounted cash flow valuation, with variations in key operating and valuation assumptions believed to be reasonable. It should also be noted that the Statoil Options limit the upside potential after the firm contract period.

The Implied Consideration is above the highest publicly available equity research analyst target price and well above the average and median target prices reported prior to the Transaction Announcement. Following the Transaction

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Announcement, we have noted that several analysts have ceased coverage and at the date of this statement, the median recommendation was “HOLD”.

The trading price of the Songa Offshore shares was no higher than NOK 35.10 per share in the period from the public announcement of a comprehensive financial restructuring of the Company in March 2016 to the last trading day preceding the Transaction Announcement.

The premium of the Implied Consideration to the trading prices of the Songa Offshore shares before the Transaction Announcement is in line with average bid premiums observed in selected recent tender offers for publicly listed companies in the oil services industry and tender offers for publicly listed companies in the Nordics from 2004 to 2017.

Moreover, we have noted that the premium to the closing price of the Songa Offshore shares on the last trading day preceding the Transaction Announcement has increased following the Transaction Announcement as a result of a positive development in the Transocean share price after the Transaction Announcement.

7.Other observations and conclusion

Other elements that may be of relevance to the evaluation of the Offer include:

•

Shareholders representing in aggregate approximately 76.5% of the outstanding shares (on a fully diluted basis) in Songa Offshore have entered into irrevocable undertakings to tender their shares in the Offer.

•

the Transocean share price has increased by approximately 12% from 14 August 2017, the last trading day prior to the Transaction Announcement, to 19 December 2017, the last trading day prior to the date of this statement;

•	no competing bids for Songa Offshore have been announced after the Transaction Announcement; and
•

based on the Transocean closing price as of 19 December 2017 and the USD/NOK closing exchange rate as determined by Norges Bank as of 19 December 2017, the last trading day prior to the date of this statement, the aggregate value of the Consideration Shares and Exchangeable Bonds offered per share exceeds the cash amount per share offered in the Cash Election alternative (NOK 47.50 per share).

Considering all of the above, and subject to the qualifications, reservations and limitations set forth in this statement, it is our opinion that, as of the date hereof, the Consideration to be paid by Transocean in the Offer is fair from a financial point of view to the shareholders of Songa Offshore.

8.Reservations

This statement is prepared on the basis of the mandate as a financial advisor for the Board of Directors of Songa Offshore in connection with the Offer. Our statement does not address the relative merits of the Offer as compared to any other strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Furthermore, the statement does not express any view on or the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Songa Offshore.

This statement is not intended to be and shall not constitute a recommendation to the shareholders of Songa Offshore as to whether to tender their shares in the Offer from Transocean or not, and each shareholder remains solely responsible for his/her own decisions. In addition, we are not expressing any opinion as to the prices at which the shares or other securities of the Company or Transocean will trade at any time.

Evaluations of the nature contained in this assessment will always contain elements of uncertainty, and although reasonable care and efforts have been exerted, we do not accept any legal or financial liability related to this assessment or for any consequences resulting from acting to or relying on statements made in this assessment.

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We strongly recommend shareholders of Songa Offshore to carefully study the information given in the Offer Document and draw their own conclusions. Furthermore, we recommend shareholders of Songa Offshore to seek advice from professional advisors with respect to tax consequences and other effects of tendering their shares in the Offer. We undertake no responsibility with regards to any decisions based on the Boards statement and our assessment of the Offer made by Transocean.

Our assessment is based on the work and assumptions described above. We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this statement. A significant part of the information has been provided by Songa Offshore and Transocean, and we have assumed that this information is true and complete and that essential information has not been concealed, misrepresented or withheld.

ABG Sundal Collier, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may actively trade Songa Offshore and Transocean shares and other securities of Songa Offshore and Transocean for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to the engagement letter between ABG Sundal Collier and Songa Offshore, ABG Sundal Collier is entitled to a fixed fee for services rendered to Songa Offshore in connection with the Offer, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. The fee is not contingent on closing of the transaction and is independent of the conclusion of the independent statement.

We and our affiliates have in the past provided, and in the future may provide, investment banking and other financial services to Songa Offshore and have received or in the future may receive compensation for the rendering of these services.

Any dispute arising out of, or relating to, this statement shall be governed by the laws of Norway and shall be subject to the exclusive jurisdiction of the Norwegian courts.

Yours faithfully,

for ABG SUNDAL COLLIER ASA

/s/ ABG Sundal Collier ASA

ABG Sundal Collier ASA	Tel +47 22 01 60 00
Munkedamsveien 45 E, 7th floor	883603362 MVA
P.O Box 1444 – Vika	www.abgsc.com
0250 Oslo, Norway